Exhibit 10.21

                            THIRD AMENDMENT
                                TO THE
                  HANNAFORD BROS. CO. 1988 STOCK PLAN


     The Hannaford Bros. Co. 1988 Stock Plan (the "Plan") was adopted by the Board of Directors, subject to shareholder approval, February 4, 1988, and approved by shareholders on May 25, 1988. The Plan was last amended effective January 1, 1991. The Plan is hereby amended in the following respects.

     1. The terms used in this Amendment shall have the meanings set forth in the Plan unless the context indicates otherwise.

     2.   Subsections (f) and (g) of Section 7 are hereby amended to read:

          "(f) TERMINATION OF EMPLOYMENT. In the event an Optionee ceases to be employed by the Corporation or any Subsidiary, and is no longer employed by any of them, for any reason other than death or Disability, such Optionee may exercise an Option at any time prior to the expiration date of such Option (or, in the case of an Incentive Stock Option, within three (3) months after the date the Optionee's employment ceases, whichever is earlier), but only to the extent the Optionee had the right to exercise such Option at the date his or her employment ceased.

          (g) DISABLED OPTIONEE. In the event an Optionee who is disabled ceases to be employed by the Corporation or any Subsidiary by reason of such Disability, and is no longer employed by any of them, such Optionee may exercise an Option at any time prior to the expiration date of such Option (or, in the case of an Incentive Stock Option, within one (1) year after the date such Optionee's employment ceases, whichever is earlier), but only to the extent the Optionee had the right to exercise such Option at the date his or her employment ceased."

     3.   This Amendment shall be effective January 1, 1993.